UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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JAKKS Pacific, Inc.

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JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 22, 2017

The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on December 22, 2017 at 8:00 a.m. local time, to consider and act upon the following matters:

(1)	To elect seven (7) directors to serve for the ensuing year.

(2)	To approve an Amendment to the Company’s 2002 Stock Award and Incentive Plan.

(3)	To approve a transaction which could result in the issuance of an amount of our common stock in excess of 19.9%

(4)	To ratify the selection by the Board of Directors of the firm of BDO USA, LLP, as the Company’s independent auditors for the current fiscal year.

(5)	To conduct an advisory vote on executive compensation.

(6)	To conduct an advisory vote on the frequency of future advisory votes on executive compensation

(7)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on November 3, 2017 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

Stephen G. Berman,

Secretary

Santa Monica, California

November 27, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND

SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE

IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE

PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 22, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2017 Annual Meeting of Stockholders to be held on December 22, 2017, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about November 27, 2017, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2016.

Voting Securities and Votes Required

At the close of business on November 3, 2017, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,987,430 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for each of the agenda items, although with respect to the election of directors, directors receiving less than such votes may still be elected to the board as explained below and the voting on executive compensation and the frequency of such voting are only advisory, all as hereinafter described.

With respect to approval of Proposal No. 5 (executive compensation) and No. 6 (frequency of vote), while our Board and its Compensation Committee will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them.

A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

With respect to the election of directors, we have amended our By-Laws to implement a majority voting standard for uncontested director elections, but allowing the board to nonetheless retain a director who does not receive a majority vote in the event it believes that would serve the best interests of the Company and its shareholders. This is popularly referred to as the “Intel” procedure named after Intel Corporation who first adopted such a process in 2006, and which process has been adopted by numerous Fortune 500 companies since then. What this means in practice is that if a director is not elected with a majority of the votes cast at the annual meeting, the director shall offer to tender his or her resignation to the Board. The Nominating and Governance Committee will then consider the matter and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is to be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Inasmuch as this year there is an uncontested slate of director nominations, this process will be implicated.

Security Ownership of Certain Beneficial Owners and Management

 The following table sets forth certain information as of November 5, 2017 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percent of Outstanding Shares (4)
Dr. Patrick Soon-Shiong	2,500,676	(5)	9.3%
Dimensional Fund Advisors LP	1,433,007	(6)	5.3
Oasis Management Company Ltd.	2,506,930	(7)	8.9
Franklin Resources, Inc.	2,368,477	(8)	8.8
Wolverine Asset Management, LLC	1,731,892	(9)	6.0
Citadel Advisors LLC	1,519,918	(10)	5.3
Geode Capital Management, LLC	1,506,229	(11)	5.3
Steelhead Partners, LLC	2,062,230	(12)	7.1
Renaissance Technologies LLC	1,604,300	(13)	5.9
Hongkong Meisheng Cultural Company Limited	5,239,538	(14)	19.4
Stephen G. Berman	854,070	(15)	3.2
Rex H. Poulsen	79,010	(16)	*
Michael S. Sitrick	91,637	(17)	*
Murray L. Skala	114,965	(18)	*
Joel M. Bennett	37,866		*
John J. McGrath	217,553	(19)	*
Alexander Shoghi	29,348	(20)	*
Michael J. Gross	21,787	(21)	*
Zhao Xiaoqiang	13,319	(22)	*
All directors and executive officers as a group (8 persons)	1,436,236		5.4

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405.

(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after March 4, 2017. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.

(4)	Does not include any shares of common stock issuable upon the conversion of $42.7 million of our 4.25% convertible senior notes due 2018, initially convertible at the rate of 114.3674 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes) nor any shares of common stock issuable upon the conversion of $113.0 million of our 4.875% convertible senior notes due 2020, initially convertible at the rate of 103.7613 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes). Does include 3,112,840 shares of common stock repurchased by the Company under a prepaid forward purchase contract under which no shares have been returned to the Company.

(5)	The address of Dr. Patrick Soon-Shiong is 10182 Culver Blvd., Culver City, CA 90232. Except for 239,622 shares, all of the shares are owned jointly with California Capital Z, LLC. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on July 26, 2016.

(6)	The address of Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.) is Building One, 6300 Bee Cove Road, Austin, TX 78746. Possesses sole voting power over 1,422,864 shares and sole dispositive power over 1,433,077 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 9, 2017.

(7)	The address of Oasis Management Company Ltd. is c/o Oasis Management (Hong Kong) LLC, 21/F Man Yee Building, 68Des Voeux Road, Central, Hong Kong. Possesses shared voting and dispositive power of such shares. 1,063,553 of such shares underlie convertible notes. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on November 8, 2017.

(8)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. Sole voting and dispositive power is held by Franklin Templeton Investments Corp. (424,047 shares) and Templeton Investment Counsel, LLC (1,944,430 shares). All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 8, 2017.

(9)	The address of Wolverine Asset Management, LLC is175 West Jackson Blvd., Suite 340, Chicago Illinois 60604. Possesses joint voting and dispositive power with respect to 1,704,622 of such shares (the balance is held jointly by other related parties) and all which shares (except for 1,470 shares) underlie options (28,500 shares) and presently convertible notes. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2017.

(10)	The address of Citadel Advisors, LLC is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Possesses joint voting and dispositive power with respect to 1,513,068 of such shares (the balance is held jointly by other related parties), all of which shares underlie options and/or other convertible securities. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 17, 2017.

(11)	The address of Geode Capital Management, LLC is One Post Office Square, 20th Floor, Boston, MA 02109. Possesses sole voting power with respect to 1,491,448 of such shares, including 140,273 shares, the balance of which shares underlie convertible securities. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2017.

(12)	The address of Steelhead Partners, LLC is 333 108th Avenue NE, Suite 2010, Bellevue, WA 98004. Possesses sole voting and dispositive power with respect to all of such shares and all of the reported shares underlie presently convertible notes. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2017.

(13)	The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2017.

(14)	The address of Hongkong Meisheng Culture Company Ltd is Room 1901, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong. Zhao Xiaoqiang, executive director of this entity, is a director of the Company. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on May 3, 2017.

(15)	Includes 679,612 shares of common stock issued on January 1, 2017 pursuant to the terms of Mr. Berman’s January 1, 2003 Employment Agreement (as amended to date), which shares are further subject to the terms of our January 1, 2017 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to some or all 679,6128 shares unless certain conditions precedent are met prior to January 1, 2018, as described in the Berman Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Also includes 18,238 shares granted on February 11, 2011 representing the stock component of his 2010 performance bonus which vest in seven tranches over six years, with each of the first six tranches equal to 14.5% of the total grant, and a seventh tranche equal to 13% of the total grant. The initial tranche vested on February 11, 2011 with each succeeding tranche vesting on January 1 of each year commencing with January 1, 2012 with the final tranche vesting on January 1, 2017. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(16)	Includes 69,010 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan pursuant to which 19,324 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(17)	Consists of 34,095 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 19,324 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(18)	Consists of 102,423 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 19,324 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(19)	Includes 194,175 shares of common stock issued on January 1, 2017 pursuant to the terms of Mr. McGrath’s March 4, 2010 Employment Agreement (as amended to date), which shares are further subject to the terms of our January 1, 2017 Restricted Stock Award Agreement with Mr. McGrath (the “McGrath Agreement”). The McGrath Agreement provides that Mr. McGrath will forfeit his rights to some or all 194,175 shares unless certain conditions precedent are met prior to January 1, 2018, as described in the McGrath Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(20)	Consists of 29,348 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 16,806 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(21)	Consists of 21,787 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 19,324 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.

(22)	Consists of 13,319 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which all of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2018. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors. Does not include the 5,239,538 shares owned by Hongkong Meisheng Cultural Company Limited reported above, of which entity Zhao Xiaoqiang is executive director.

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name, age, and position with us, the Committee of the Board upon which he currently sits, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position with the Company	Board Committee Membership

Stephen G. Berman	53	Chief Executive Officer, Chairman, President, Secretary and Director	-
Murray L. Skala	70	Director	-
Rex H. Poulsen	66	Director	Audit (Chairman), Nominating/Governance (Chairman), Compensation, Capital Allocation
Michael S. Sitrick	70	Director	Compensation (Chairman), Audit, Nominating/Governance,
Alexander Shoghi	36	Director	Audit, Capital Allocation
Michael J. Gross	42	Director	Capital Allocation (Chairman), Compensation
Zhao Xiaoqiang	50	Director	-

Stephen G. Berman has been our Chief Operating Officer (until August 23, 2011) and Secretary and one of our directors since co-founding JAKKS in January 1995. From February 17, 2009 through March 31, 2010 he was also our Co-Chief Executive Officer and has been our Chief Executive Officer since April 1, 2010. Since January 1, 1999, he has also served as our President and since October 23, 2015 he has also served as our Chairman. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

Michael S. Sitrick has been a director since December 19, 2014. Since November 2009, Mr. Sitrick is the chairman and chief executive officer of Sitrick Brinko LLC, a subsidiary of Resources Connection, Inc. (NASDAQ: RECN)., and the successor to Sitrick And Company which he founded in 1989 and was its founder, chairman and chief executive officer until he sold it to Resources Connection, Inc. in 2009, which is a public relations, strategic communications and crisis management company providing advice and counseling to some of the country’s largest corporations, non-profits and governmental agencies, in many areas including mergers and acquisitions, litigation support, corporate positioning and repositioning, developing and implementing strategies to deal with short sellers, executive transitions and government investigations. Prior thereto he was an executive and Senior Vice President – Communications for Wickes Companies, Inc. (from 1981to1989), head of Communications and Government Affairs for National Can Corporation (from 1974 to 1981) and Group Supervisor at Selz, Seabolt and Associates before that. Prior thereto Mr. Sitrick was Assistant Director of Public Information in the Richard J. Daley administration in Chicago and worked as a reporter. Mr. Sitrick is a published author, frequent lecturer, a former board member at two public companies (both of which were sold) and a current and former board member of several charitable organizations. He holds a B.S. degree in Business Administration and a major in Journalism from the University of Maryland, College Park.

Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder Kaszovitz LLP, our general counsel.

Alexander Shoghi has been a director since December 18, 2015. Mr. Shoghi is a Portfolio Manager at Oasis Management, a private investment management firm headquartered in Hong Kong. Mr. Shoghi joined Oasis in 2005, first based in Hong Kong, and subsequently relocating to the US as the founder and manager of Oasis Capital in Austin, Texas in early 2012. From 2004 to 2005, Mr. Shoghi worked at Lehman Brothers in New York City. Mr. Shoghi received a Bachelor of Science of Business Administration in Finance and International Business from Georgetown University in 2004.

Rex H. Poulsen has been a director since December 26, 2012. Mr. Poulsen is currently a partner in the Glendale, California office of Hutchinson and Bloodgood LLP, a regional certified public accounting and consulting firm registered with the PCAOB. Mr. Poulsen has been continuously licensed as a Certified Public Accountant since 1974, and has spent most of his career with public accounting firms as an independent auditor of both private and publicly-held companies. Mr. Poulsen also has extensive experience in assisting companies in the areas of due diligence, valuation and other services related to the purchase and sale of businesses, as well as providing services in connection with litigation matters including forensic accounting  assignments and expert witness testimony. Mr. Poulsen received a Bachelor of Science degree in Accounting from Weber State University in 1973, and is a member of the American Institute of Certified Public Accountants.

Michael J. Gross has been a director since October 19, 2016. Michael Gross has been the Vice Chairman of WeWork LLC since July 2015 and was its CFO from October 2013 to July 2015. Prior to joining WeWork LLC, Michael was appointed to the Board of Directors of Morgans Hotel Group from October 2009 to June 2013 and was its CEO from March 2011 to September 2013. From January 2008 until March 2011 Michael partnered with The Yucaipa Companies focusing on retail and consumer investment opportunities. From 1998 to 2007, Michael focused on consumer, retail and real estate companies with various investment and research roles at Prentice Capital Management, S.A.C. Capital Advisors, Lehman Brothers Inc., Salomon Smith Barney and Granite Partners. Michael graduated with a Bachelor of Science from Cornell University’s School of Hotel Administration.

Zhao Xiaoqiang has been a director since April 27, 2017. Since 2002 Mr. Zhao Xiaoqiang has been the Chairman of Meisheng Holding Co., a private holding company, selling cultural products and since 2007 he has been the Chairman of Meisheng Culture & Creative Corp. Ltd. a public company listed on the Shenzen Stock Exchange in 2012, with 23 subsidiaries which business includes manufacturing, animation, games, movies, online video, stage performance art, e-commerce and overseas investments. Mr. Zhao Xiaoqiang is also a director of two of the Company’s subsidiaries, JAKKS Meisheng Animation (H.K.) Limited and JAKKS Meisheng Trading (Shanghai) Limited. Mr. Zhao Xiaoqiang received an EMBA from Zhejiang University in 2010.

Mr. Fergus McGovern was a director from December 19, 2014 until his unexpected and untimely death on February 27, 2016.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating and Corporate Governance Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) each candidate should only be involved in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials. The Chief Executive Officer will then interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Board of Directors has identified the following qualifications, attributes, experience, and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are currently Messrs. Sitrick, Poulsen, Shoghi, Gross and Xiaoqiang. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers are elected annually by our Board of Directors and serve at its discretion. None of our current independent directors have served as such for more than the past five years. Our current independent directors were selected for their experience as businessmen (Sitrick, Gross and Xiaoqiang) or financial expertise (Poulsen and Gross) or financial management expertise (Shoghi). We believe that our board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining directors consist of our chief executive officer (Berman) who brings management’s perspective to the board’s deliberations and, our longest serving director (Skala), who, as an attorney with many years of experience advising businesses, is able to provide guidance to the board from a legal perspective.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. At the initial meeting of the Board of Directors following this annual meeting, the elected directors will review the composition of its various committees in light of the changes to the composition of the Board of Directors. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

●	The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meets separately with representatives of the Company’s independent accounting firm.

●	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.

●	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

●	The Capital Allocation Committee is responsible for overseeing risks associated with the allocation of the Company’s capital resources.

Board Leadership Structure; Executive Sessions

Until the untimely passing of Jack Friedman in May 2010, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non-management, active and effective directors of equal importance and with an equal vote. Since Mr. Friedman’s untimely passing in May 2010 we had not selected a Chairman to succeed him until October 1, 2015 when the board determined to elect Mr. Berman to the position of Chairman of the Board. The board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least twice a year, such meetings include only the independent members of the Board.

Committees of the Board of Directors

We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The Capital Allocation Committee was established as a standing committee in February 2016.

Audit Committee. In addition to risk management functions, the primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Messrs. Poulsen (chairman), Sitrick and Shoghi are the current members of the Audit Committee and are each “independent” (as that term is defined in NASD Rule 4200(a)(14)), and are each able to read and understand fundamental financial statements. Mr. Poulsen, our audit committee financial expert, is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation S-K of the Act and NASD Rule 4350(d)(2). He is further “independent”, as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under NASD Rule 4350(d)(2). Our Board has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com.

Compensation Committee. In addition to risk oversight functions, the functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Sitrick (Chairman) and Poulsen are the current members of the Compensation Committee. The Board has determined that each of them is “independent,” as defined under the applicable rules of the Nasdaq Stock Market. A copy of the Compensation Committee’s Charter is available on our website at www.jakks.com. Executive officers that are members of our Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers that are not on the Board. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of such persons. The Company provides the appropriate funding to such persons as determined by the Compensation Committee. The Compensation Committee conducts an independence assessment of its outside advisors using the six factors contained in Exchange Act Rule 10C-1. The Compensation Committee receives legal advice from our outside general counsel and for 2015 retained Lipis Consulting, Inc. (“LCI”), a compensation consulting firm, which provides advice directly to the Compensation Committee. The Compensation retained Willis Towers Watson (“WTW”), a compensation consulting firm, to advise it in 2016. WTW provides advice directly to the Compensation Committee.

The Compensation Committee also annually reviews the overall compensation of our executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2015, LCI presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. LCI also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each executive officer’s compensation. LCI also provided guidance to the Compensation Committee with respect to the extension of Messrs. McGrath’s and Bennett’s employment agreements (see “- Employment Agreements and Termination of Employment Arrangements”). The Compensation Committee consulted with Frederick W. Cook & Co., Inc. (“FWC"), a compensation consulting firm, in 2012 with respect to determination of a portion of Mr. Berman’s bonus criteria for 2012, and in 2013 with respect to determination of a portion of his bonus criteria for 2013, and in 2014 with respect to the determination of a portion of his bonus criteria for 2014. The Compensation Committee also consulted with FWC in 2013 with respect to a portion of Mr. McGrath’s bonus criteria for 2013 and in 2014 with respect to a portion of his bonus criteria for 2014. The Compensation Committee consulted with LCI with respect to establishing the bonus criteria for Messrs. Berman and McGrath for 2015. The Compensation Committee consulted with WTW with respect to the amendments to the employment agreements for Messrs. Berman and McGrath in 2016.

Nominating and Corporate Governance Committee. In addition to risk oversight functions, the functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our Board of Directors, including those recommended by our stockholders. Messrs. Poulsen (Chairman) and Sitrick are the current members of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.jakks.com. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating and Corporate Governance Committee established the position of Chairman of the Board in 2015.  In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it is in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings or an incumbent director chooses not to run, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the appropriate caption in our proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Nominating and Corporate Governance Committee.

Pursuant to the Director Resignation Policy adopted by our Board following our 2014 Annual Meeting, in the event a nominee for director in an uncontested election receives less than a majority of the votes cast, the director must submit his resignation to the Board.  The Nominating and Corporate Governance Committee then considers such resignation and makes a recommendation to our Board concerning the acceptance or rejection of such resignation.  This procedure was implemented following our 2016 Annual Meeting when Mr. Shoghi did not receive a majority of the votes and the Nominating and Corporate Governance Committee recommended that his resignation not be accepted, which recommendation was accepted by the Board.

Capital Allocation Committee. In addition to assisting the Board and management in reviewing the Company’s capital structure and material capital allocation decisions, the Board established the Capital Allocation Committee to assist the Board and management in reviewing strategic investments, and acquisitions and dispositions and other opportunities for maximizing shareholder value. In furtherance of such purposes, the Committee’s responsibilities include review of the Company’s financial strategies, including debt and equity issuances, repurchases of debt and bank credit facilities. The Committee is also responsible to consider and, if implemented, review the Corporation's dividend and share repurchase policies and programs and other strategies to return capital to stockholders. Messrs. Sitrick (Chairman), Poulsen and Shoghi are the current members of the Capital Allocation Committee. The Board has determined that each of them is “independent” as defined under the applicable rules of the NASDAQ stock market. A copy of the Capital Allocation Committee’s charter is available on our website at www.jakks.com. The Committee does not have any authority or responsibility with respect to matters delegated by the Board to the Corporation's Audit, Compensation or Nominating and Governance Committees. The Committee has the authority, in its discretion, to retain independent consultants, counsel and other advisors, and the Company pays for the expenses of retaining such persons as determined by the Capital Allocation Committee. The Capital Allocation Committee reviewed with management and the Board and financial advisors to the Board regarding the Company’s share and convertible debt repurchases.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2016 through December 31, 2016, the Board of Directors, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Allocation Committee each met or acted without a meeting pursuant to unanimous written consent sixteen times, five times, six times, four times and four times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving and nominated for re-election attended our 2016 Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2017 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Nominating and Corporate Governance Committee.

Code of Ethics

We have a Code of Ethics (which we call a code of conduct) that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This code is posted on our website, www.jakks.com. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Our executive officers are elected by our Board of Directors and serve pursuant to the terms of their respective employment agreements. One of our executive officers, Stephen G. Berman, is also a director of the Company. See the section above entitled “Nominees” for biographical information about this officer. The other current executive officers are Joel M. Bennett, our Executive Vice President and Chief Financial Officer and John (Jack) McGrath, our Executive Vice President and Chief Operating Officer.

John J. (Jack) McGrath is our Chief Operating Officer. He was our Executive Vice President of Operations from December 2007 until August 2011 when he became our Chief Operating Officer. Mr. McGrath was our Vice President of Marketing from 1999 to August 2003 and became a Senior Vice President of Operations in August 2003 and Executive Vice President of Operations in December 2007. From January 1992 to December 1998, Mr. McGrath was Director of Marketing at Mattel Inc. and prior thereto he was a PFC in the U.S. Army. Mr. McGrath holds a Bachelor of Science degree in Marketing.

Joel M. Bennett joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett began his career at Ernst & Young LLP as an auditor from August 1983 to August 1986. Mr. Bennett holds a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance and is a Certified Public Accountant (inactive).

Certain Relationships and Related Transactions

One of our directors, Murray L. Skala, is a partner in the law firm of Feder Kaszovitz LLP, which has performed, and is expected to continue to perform, legal services for us. In 2015 and 2016, we incurred approximately $3.1 million and $3.2 million, respectively, for legal fees and reimbursable expenses payable to that firm. As of December 31, 2015 and 2016, legal fees and reimbursable expenses of $1.6 million and $1.6 million, respectively, were payable to this law firm.

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Legal Proceedings

On July 25, 2013, a purported class action lawsuit was filed in the United States District Court for the Central District of California captioned Melot v. JAKKS Pacific, Inc. et al., Case No. CV13-05388 (JAK) against Stephen G. Berman, Joel M. Bennett (collectively the “Individual Defendants”), and the Company (collectively, “Defendants”). On July 30, 2013, a second purported class action lawsuit was filed containing similar allegations against Defendants captioned Dylewicz v. JAKKS Pacific, Inc. et al., Case No. CV13-5487 (OON). The two cases (collectively, the “Class Action”) were consolidated on December 2, 2013 and a lead plaintiff appointed. A Third Amended Complaint (“TAC”) was filed on March 23, 2015 with similar allegations. The Company filed a motion to dismiss the TAC and that motion was argued on July 22, 2015; after argument it was taken on submission and dismissal with prejudice was ordered on November 18, 2016, and final judgment thereon of dismissal with prejudice was entered on December 12, 2016. The foregoing is a summary of the pleadings and is subject to the text of the pleadings which are on file with the Court.

On February 25, 2014, a shareholder derivative action was filed in the Central District of California by Advanced Advisors, G.P. against the Company, nominally, and against Messrs. Berman, Bennett, Miller, Skala, Glick, Ellin, Almagor, Poulsen and Reilly and Ms. Brodsky (Advanced Partners, G.P., v. Berman, et al., CV14-1420 (DSF)). On March 6, 2014, a second shareholder derivative action alleging largely the same claims against the same defendants was filed in the Central District of California by Louisiana Municipal Police Employees Retirement System (Louisiana Municipal Police Employees Retirement System v. Berman et al., CV14-1670 (GHF)). On April 17, 2014, the cases were consolidated under Case No. 2:14-01420-JAK (SSx) (the “Derivative Action”). On April 30, 2014, a consolidated amended complaint (“CAC”) was filed, which alleged (i) a claim for contribution under Sections 10(b) and 21(D) of the Securities Exchange Act related to allegations made in the Class Action; (ii) derivative and direct claims for alleged violations of Section 14 of the Exchange Act and Rule 14a-9 promulgated thereunder related to allegedly misleading statements about Mr. Berman’s compensation plan in the Company’s October 25, 2013 proxy statement; (iii) derivative claims for breaches of fiduciary duty related to the Company’s response to an unsolicited indication of interest from Oaktree Capital, stock repurchase, standstill agreement with the Clinton Group, and decisions related to the NantWorks joint venture; and (iv) claims against Messrs. Berman and Bennett for breach of fiduciary duty related to the Class Action. The CAC seeks compensatory damages, pre-judgment and post-judgment interest, and declaratory and equitable relief. The foregoing is a summary of the CAC and is subject to the text of the CAC, which is on file with the Court. A motion to dismiss the CAC or, in the alternative, to stay the CAC, was filed in May 2014. The Court granted the motion in part and denied the motion in part with leave for plaintiff to file an amended pleading. Plaintiff declined to do so. Accordingly, claims (i), (ii) and (iv) were dismissed and only the elements of claim (iii) not relating to the NantWorks joint venture remained. Thus, there were no surviving claims against Messrs. Poulsen, Reilly and Bennett and Ms. Brodsky and the Court approved the parties’ stipulation to strike their names as defendants in the CAC. Pleadings in response to the CAC were filed on October 30, 2014, which are on file with the Court. The matter was referred to mediation by the Court and the parties, at the mediation, reached an agreement in principle to resolve the action. Thereafter the parties entered into a memorandum of such agreement, subject to Court approval. A motion was filed seeking preliminary approval of the settlement and establishment of the procedure for final approval of the settlement; preliminary approval of the settlement was granted and a hearing regarding final approval of the proposed settlement and attorneys’ fees in connection therewith took place on November 2, 2015. At the hearing, the Judge indicated that he would approve the settlement with a formal order, and that was done in November 2016. The impact of the settlement has been reflected in the consolidated financial statements.

We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2016 and Forms 5 and amendments thereto furnished to us with respect to 2016, all of our directors filed a Form 4 late but all other Forms 3, 4 and 5 required to be filed during 2016 by our directors and executive officers were done so on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

●	to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;

●	to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders; and

●	reflect the qualifications, skills, experience and responsibilities of our executives

Administration and Process

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee receives legal advice from our outside general counsel and has retained Willis Towers Watson (“WTW”), a compensation consulting firm, which provides advice directly to the Compensation Committee. Historically, the base salary, bonus structure and the long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “Employment Agreements and Termination of Employment Arrangements”) and we expect that to continue in the future. With respect to our chief executive officer and president and our chief operating officer the Compensation Committee, with input from WTW, establishes target performance levels for incentive bonuses based on a number of factors that are designed to further our executive compensation objectives, including our performance, the compensation received by similarly-situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Historically, a factor given considerable weight in establishing bonus performance criteria is Adjusted EPS which is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items.

As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements ”), pursuant to a September 2012 amendment to Mr. Berman’s employment agreement, commencing in 2013, his annual bonus was restructured so that part of it was capped at 300% of his base salary and the performance criteria and vesting are solely within the discretion of the Compensation Committee, which established all of the criteria during the first quarter of each fiscal year for that year’s bonus, based upon financial and non-financial factors selected by the Compensation Committee, and another part of his annual performance bonus is based upon the success of a joint venture entity we initiated in September 2012. The portion of the bonus equal to 200% of base salary is payable in cash and the balance in restricted stock vesting over three years. In addition, the annual grant of $500,000 of restricted stock was changed to $3,500,000 of restricted stock and the vesting criteria was also changed from being solely based upon established EPS targets to being based upon performance standards established by the Compensation Committee during the first quarter of each year. On June 7, 2016 we further amended the employment agreement to provide, among other things, for (i) extension of the term to December 31, 2020; (ii) modification of the performance and vesting standards for each $3.5 million Annual Restricted Stock Grant (“Berman Annual Stock Grant”) provided for under Section 3(b) of his Employment Agreement, effective as of January 1, 2017, so that 40% ($1.4 million) of each Berman Annual Stock Grant will be subject to time vesting in four equal annual installments over four years and 60% ($2.1 million) of each Berman Annual Stock Grant will be subject to three year “cliff vesting” (i.e. payment is based upon performance at the close of the three year performance period), with vesting of each Berman Annual Stock Grant determined by the following performance measures: (a) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (b) net revenue growth as compared to our peer group (weighted 25%) and (c) EBITDA growth as compared to our peer group (weighted 25%); and (iii) modification of the performance measures for award of his Annual Performance Bonus equal to up to 300% of Base Salary (“Berman Annual Bonus”) provided for under Section 3(d) of his Employment Agreement, effective as of January 1, 2017, so that the performance measures will be based only upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Berman Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year; and (iv) increase Mr. Berman’s base salary to $1,450,000 effective June 1, 2016 subject to annual increases of at least $25,000 per year thereafter.

On August 23, 2011 we entered into an amended employment agreement with John J. (Jack) McGrath whereby he became Chief Operating Officer. As disclosed in greater detail below, Mr. McGrath’s employment agreement also provides for fixed and adjustable bonuses payable based upon adjusted EPS, which targets are set in the agreement, based upon input from our outside consulting firm, with the adjustable bonus capped at a maximum of 125% of base salary. On March 31, 2015, the Compensation Committee increased for 2015 the performance bonus that can be earned by Mr. McGrath from a maximum of up to 125% of his base salary to a maximum of up to 150% of his base salary, subject to achievement of certain performance based conditions established by the Committee, and also awarded Mr. McGrath the opportunity to earn an additional $925,000 of restricted stock subject to achievement of certain performance based vesting conditions. On September 29, 2016 we entered into a Fourth Amendment to the employment agreement with Mr. McGrath which provides, among other things, for (i) extension of the term December 31, 2020; (i) modification of the performance and vesting standards for each Annual Restricted Stock Grant (“McGrath Annual Stock Grant”) provided for under Section 3(d) of his Employment Agreement, effective as of January 1, 2017, as follows: each McGrath Annual Stock Grant will be equal to $1 million, and 40% ($0.4 million) of each McGrath Annual Stock Grant will be subject to time vesting in four equal annual installments over four years, and 60% ($0.6 million) of each McGrath Annual Stock Grant will be subject to three year “cliff vesting” (i.e. vesting is based upon satisfaction of the performance measures at the close of the three year performance period), determined by the following performance measures: (A) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (B) net revenue growth as compared to our peer group (weighted 25%) and (C) growth in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as compared to our peer group (weighted 25%); and (iii) modification of the Annual Performance Bonus (“McGrath Annual Bonus”) provided for under Section 3(e) of his Employment Agreement, effective as of January 1, 2017, as follows: the McGrath Annual Bonus will be equal to up to 125% of base salary, and the actual amount will be determined by performance measures based upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each McGrath Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year, and payable in cash (up to 100% of base salary) and shares of our common stock (any excess over 100% of base salary) with the shares of stock vesting over three years in equal quarterly installments.

While the Compensation Committee does not establish target performance levels for our chief financial officer, it does consider similar factors when determining such officer’s bonus. The employment agreement for Mr. Bennett expired on December 31, 2009 and from January 1, 2010 through October 20, 2011 Mr. Bennett was an employee at will until his entry into a new employment agreement dated October 21, 2011. Prior to its expiration, the agreement authorized our Compensation Committee and Board of Directors to award an annual bonus to Mr. Bennett in an amount up to 50% of his salary as the Committee or Board determined in its discretion and also gave the Compensation Committee and the Board the discretionary authority to pay Mr. Bennett additional incentive compensation as it determined. Mr. Bennett’s new employment agreement does not contain a limitation on the percentage of salary that can be granted as a bonus. On February 18, 2014, we entered into a Continuation and Extension of Term of Employment Agreement with respect to Mr. Joel M. Bennett’s Employment Agreement dated October 21, 2011 such that it is deemed to have been renewed and continued from January 1, 2014 without interruption and it was extended through December 31, 2015. On June 11, 2015 Mr. Bennett’s employment agreement was extended through December 31, 2017.

The current employment agreements with our named executive officers also gives the Compensation Committee the authority to award additional compensation to each of them as it determines in its sole discretion based upon criteria it establishes.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2016, WTW presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. WTW also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each named executive officer’s compensation.

Peer Group

One of the factors considered by the Compensation Committee is the relative performance and the compensation of executives of peer group companies. The peer group is comprised of a group of the companies selected in conjunction with WTW that we believe provides relevant comparative information, as these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The composition of the peer group is reviewed annually and companies are added or removed from the group as circumstances warrant. For the last fiscal year, the peer group companies utilized for executive compensation analysis, which, except for the removal of Leapfrog Enterprises, Inc. and the addition of Deckers Outdoor Corporation, remained the same as in the previous year were:

●	Activision Blizzard, Inc.
●	Deckers Outdoor Corporation
●	Electronic Arts, Inc.
●	Hasbro, Inc.
●	Mattel, Inc.
●	Take-Two Interactive, Inc.

Elements of Executive Compensation

The compensation packages for the Company’s senior executives have both performance-based and non-performance based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and our performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers. The Compensation Committee also has discretion to grant bonuses even if the performance targets were not met.

Base Salary

Mr. Berman received compensation in 2016 pursuant to the terms of his employment agreement; Mr. McGrath became an executive officer on August 23, 2011 pursuant to the terms of an amendment to his employment agreement and Mr. Bennett entered into a new employment agreement on October 21, 2011 which was extended in 2015. As discussed in greater detail below, the employment agreement for Mr. Berman was to expire on December 31, 2010 and Mr. Bennett’s employment agreement expired on December 31, 2013. Effective November 11, 2010, Mr. Berman entered into an amended and restated employment agreement, which was further amended in 2012 and 2016. Pursuant to the terms of their employment agreements as in effect on December 31, 2013, Messrs. Berman, McGrath, and Bennett each receive a base salary which is increased automatically each year by at least $25,000 for Mr. Berman and $15,000 for each of Messrs. McGrath and Bennett pursuant to the terms of their respective employment agreements. Mr. Bennett’s extended employment agreement, which now expires in 2017, does not provide for automatic annual increases in base salary. Any further increase in base salary, as the case may be, is determined by the Compensation Committee based on a combination of two factors. The first factor is the Compensation Committee’s evaluation of the salaries paid in peer group companies to executives with similar responsibilities. The second factor is the Compensation Committee’s evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer taking into account the unique attributes of, and circumstances relating to, each individual, as well as marketplace factors. This approach has allowed us to continue to meet our objective of offering a competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee determined not to increase the base salary of each of Messrs. Berman, McGrath and Bennett above the contractually required minimum increase in 2016 as unnecessary to maintain our competitive total compensation position in the marketplace. Pursuant to the 2016 amendment to his employment agreement, Mr. Berman’s base salary as of June 1, 2016 was increased to $1,450,000.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders.

The employment agreements as in effect on January 1, 2016 for Messrs. Berman and McGrath provided for an incentive cash bonus award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year. The employment agreements mandated that the specific criteria to be used is growth in earnings per share and the Compensation Committee sets the various target thresholds to be met to earn increasing amounts of the bonus up to a maximum of 200% of base salary for Mr. Berman and 125% for Mr. McGrath, although the Compensation Committee has the ability to increase the maximum in its discretion. Commencing in 2012, the Compensation Committee is required to meet to establish criteria for earning the annual performance bonus (and with respect to Mr. Berman, any additional annual performance bonus) during the first quarter of the year. As described elsewhere herein, Mr. Berman’s employment agreement was further amended in 2016.

The employment agreements as in effect on January 1, 2016 for Messrs. Berman, McGrath and Bennett contemplate that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted. The Compensation Committee approaches this aspect of the particular executive’s compensation package by looking at the other components of the executive’s aggregate compensation and then evaluating if any additional compensation is appropriate to meet our compensation goals. As part of this review, the Compensation Committee, with significant input from WTW, collects information about the total compensation packages in our peer group and various indicia of performance by the peer group such as sales, one-year sales growth, net income, one-year net income growth, market capitalization, size of companies, one- and three-year stockholder returns, etc. and then compares such data to our corresponding performance data. Based upon our philosophy of executive compensation described above, after not approving any discretionary bonuses in 2012 and 2013, in light of the Company’s turn-around in 2014 the Compensation Committee approved discretionary bonuses for 2014 to Messrs. Berman, McGrath and Bennett in the amounts of $417,250, $31,550 and $207,000, respectively, and in light of its continuing turn-around in 2015 approved discretionary bonuses for 2015 to Messrs. Berman, McGrath and Bennett in the amounts of $150,000, $50,000 and $142,500, respectively, and for 2016 approved a discretionary bonus of $652,500 for Mr. Berman.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program, because we believe that these incentives foster the long-term perspective necessary for our continued success. Again, this emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program has focused on the granting of stock options that vested over time. However, commencing in 2006 we began shifting the emphasis of this element of compensation and we currently favor the issuance of restricted stock awards. The Compensation Committee believes that the award of full-value shares that vest over time is consistent with our overall compensation philosophy and objectives as the value of the restricted stock varies based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders. The Compensation Committee has also determined that awards of restricted stock are anti-dilutive as compared to stock options inasmuch as it feels that less restricted shares have to be granted to match the compensation value of stock options.

Mr. Berman’s 2010 amended and restated employment provided for annual grants of $500,000 of restricted stock which vest in equal annual installments through January 1, 2017, which was one year following the life of the agreement, subject to meeting the 3% vesting condition, as defined in the agreement. As described in greater detail below, pursuant to the 2012 amendment, commencing in 2013, this bonus changed to $3,500,000 of restricted stock to be earned based upon performance targets established by the Compensation Committee during the first quarter of each year. Mr. McGrath’s amended employment agreement provides for annual grants of $75,000 of restricted stock which vests in equal installments over three years subject to meeting certain EPS milestones. As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangement”), it was changed to $1,000,000 effective January 1, 2017 subject in part to time vesting over four years and in part subject to performance milestones with cliff vesting spread over three years. The Company did not meet the vesting requirements contained in either employment agreement for 2014 so both of Messrs. Berman and McGrath forfeited their stock awards for 2014. For 2015, due to missed milestones, Mr. Berman forfeited all but 7.5% of his annual grant and Mr. McGrath forfeited all of his annual grant. For 2016, due to missed milestones, both of Messrs. Berman and McGrath forfeited their stock awards. As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements”), Mr. Berman’s employment agreement also provides for an annual performance bonus. Commencing in 2012, the criteria for earning such bonus are to be established by the Compensation Committee. This bonus, if earned, is payable partially in cash and partially in shares of restricted common stock. Mr. Berman’s agreement also provides for an additional annual performance bonus, payable solely in shares of restricted stock, which can be earned by Mr. Berman if the Company’s performance meets certain criteria to be established by the Compensation Committee during the first quarter of each year.

After a review of all of the factors discussed above, the Compensation Committee determined that, in keeping with our compensation objectives, and in light of the discretionary bonus already approved, Mr. Berman was not awarded a long term bonus for 2016.

Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee. Historically, these perquisites include payment of an automobile allowance and matching contributions to a 401(k) defined contribution plan. In 2016, the named executive officers were granted the following perquisites:  automobile allowance and 401(k) plan matching contribution. We value perquisites at their incremental cost to us in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future. We also recognize that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. We further believe that it is essential and in our best interest and the interests of our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreement for named chief executive officers contain provisions which guarantee specific payments and benefits upon a termination of employment without good reason following a change of control of the Company. In addition, the employment agreements also contain provisions providing for certain lump-sum payments in the event the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies like us from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company, through the Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and where it believes it is in our best interests and in the best interests of our shareholders. However, the Compensation Committee does not intend to permit this arbitrary tax provision to distort the effective development and execution of our compensation program. Thus, the Compensation Committee is permitted to and will continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Risk Management

As part of its annual review of our executive compensation program, the Compensation Committee reviews with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine if such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee also considered our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our board of directors for matters outside of the ordinary course and its whistle blower program. Based upon the above, the Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Shareholder Advisory Vote

At our 2016 annual meeting, our shareholders approved our current executive compensation with over 64% of all shares actually voting on the issue (over 40% of all outstanding shares whether or not voting) affirmatively giving their approval. Accordingly, we believe that this vote ratifies our executive compensation philosophy and policies, as currently adopted and implemented, and we intend to continue such philosophy and policies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2016. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be furnished in the annual report on Form 10-K for the year ended December 31, 2016.

By the Compensation Committee of the Board of Directors:

Michael S. Sitrick, Chairman
Rex H. Poulsen, Member
Michael J. Gross, Member

Summary Compensation Table– 2014-2016

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings($)	($) (1)	($)
Stephen G. Berman	2016	1,372,916	652,500	―	―	―	―	30,000	2,055,416
Chief Executive Officer,	2015	1,240,000	1,241,200	262,500	—	—	—	30,000	2,773,700
President and Secretary	2014	1,215,000	1,450,000	―	—	—	—	30,000	2,695,000

John J. McGrath	2016	675,000	―	―	―	―	―	26,400	701,400
Chief Operating Officer	2015	660,000	566,600	69,378	—	—	—	26,400	1,322,378
	2014	645,000	425,000	―	—	―	―	26,400	1,096,400

Joel M. Bennett	2016	490,000	―	―	―	―	―	24,000	514,000
Executive Vice President	2015	475,000	142,500	―	―	―	―	24,000	641,500
and Chief Financial Officer	2014	460,000	207,000	—	—	—	—	24,000	691,000

(1)	Represents automobile allowances paid in the amount of $18,000, $14,400 and $12,000 to each of Messrs. Berman, McGrath and Bennett, respectively, for 2014, 2015 and 2016; amount also includes matching contributions made by us to the Named Officer’s 401(k) defined contribution plan in the amount of $12,000, $12,000 and $12,000, respectively, for 2014, 2015 and 2016, for each of Messrs. Berman, McGrath and Bennett. See “Employee Pension Plan.”

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2016 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Berman	—	—	—	—	—	28,106	144,746	—	—

John J. McGrath	—	—	—	—	—	6,762	34,824	—	—

Joel M. Bennett	—	—	—	—	—	—	—	—	—

(1)	The product of (x) $5.15 (the closing sale price of the common stock on December 31, 2016) multiplied by (y) the number of unvested restricted shares outstanding.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2016 by the Named Officers:

Options Exercises And Stock Vested-2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen G. Berman	—	—	—	—

John J. McGrath	—	—	—	—

Joel M. Bennett	—	—	—	—

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2016. The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2016.

Stephen G. Berman

	Upon Retirement		Quits For “Good Reason” (2)	Upon Death		Upon “Disability” (3)		Termination Without “Cause”	Termination For “Cause” (4)		Involuntary Termination In Connection with Change of Control(5)
Base Salary	$	―	$5,800,000	$	―	$	―	$5,800,000	$	―	$6,630,897	(6)
Restricted Stock - Performance-Based		―	―		―		―	―		―	―
Annual Cash Incentive Award (1)		―	―		―		―	―		―	―

(1) Assumes that if the Named Officer is terminated on December 31, 2016, they were employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based upon convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. Berman is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company. Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. Berman is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax. Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6) Under the terms of Mr. Berman’s employment agreement (see “ - Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Berman is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to 2.99 times his then current base amount as defined in the Code (which was $2,217,691 in 2016).

John J. McGrath

	Upon Retirement		Quits For “Good Reason” (2)	Upon Death		Upon “Disability” (3)		Termination Without “Cause”	Termination For “Cause” (4)		Involuntary Termination In Connection with Change of Control(5)
Base Salary	$	―	$2,700,000	$	―	$	―	$2,700,000	$	―	$2,700,000	(6)
Restricted Stock - Performance-Based		―	―		―		―	―		―	―
Annual Cash Incentive Award (1)		―	―		―		―	―		―	―

(1) Assumes that if the Named Officer is terminated on December 31, 2016, they were employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. McGrath is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company. Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. McGrath is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax. Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6) Under the terms of Mr. McGrath’s employment agreement (see “ - Employment Agreements”), if a change of control occurs and within two years thereafter Mr. McGrath is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement.

Joel M. Bennett

	Upon Retirement		Quits For “Good Reason” (2)	Upon Death		Upon “Disability” (3)		Termination Without “Cause”	Termination For “Cause” (4)		Involuntary Termination In Connection with Change of Control(5)
Base Salary	$	―	$490,000	$	―	$	―	$490,000	$	―	$980,000	(6)
Restricted Stock - Performance-Based		―	―		―		―	―		―	―
Annual Cash Incentive Award (1)		―	―		―		―	―		―	―

(1) Assumes that if the Named Officer is terminated on December 31, 2016, they were employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. Bennett is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company. Under the terms of his employment agreement (see “Employment Agreements”), Mr. Bennett is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax. Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6) Under the terms of Mr. Bennett’s employment agreement (see “Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Bennett is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement.

Compensation of Directors

Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee directors for their services in a way that will serve to attract and retain highly qualified members. As changes in the securities laws require greater involvement by, and places additional burdens on, a company’s directors it becomes even more necessary to locate and retain highly qualified directors. As such, after consulting with Lipis Consulting Inc., the Compensation Committee developed and the Board approved a structure for the compensation package of our non-employee directors so that the total compensation package of our non-employee directors would be at approximately the median total compensation package for non-employee directors in our peer group.

In December 2009, our board of directors, after consulting with our prior consultant, changed the compensation package  for non-employee directors as of January 1, 2010 by (i) increasing the annual cash stipend to $75,000, (ii) eliminating meeting fees for attendance at both board and committee meetings, (iii) increasing the annual fees paid to committee chairs and the members of the audit committee, (iv) decreasing by $25,000 the value of the annual grant of restricted shares of our common stock to $100,000 and (v) imposing minimum shareholding requirements. Specifically, the chair of the audit committee receives an annual fee of $30,000, each member of the audit committee receives a $15,000 annual fee (including the chair), the chair of the compensation committee and the nominating and governance committee each receives an annual fee of $15,000 and each member of such committees (including the chair) receives an annual fee of $10,000. Newly-elected non-employee directors will receive a portion of the foregoing annual consideration, prorated according to the portion of the year in which they serve in such capacity.

In February 2010 our board determined the terms for the minimum shareholding requirements. Pursuant to the new minimum shareholding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years. In determining the value of a director’s shareholdings, each option, whether or not in the money, will count as ½ share. To illustrate:  if an average director wishes to sell shares in 2017, he will have to hold shares with a market value of at least $215,000 prior to and following any sale of shares calculated as of the date of the sale, such $215,000 minimum calculated by taking the average cash stipend of $107,500 paid during the prior two years multiplied by two.

The following table sets forth the compensation we paid to our non-employee directors for our fiscal year ended December 31, 2016:

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Murray L. Skala	2016	75,000	99,834	(1)	—	—	—	—	174,834
Rex H. Poulsen	2016	163,333	99,834	(1)	—	—	—	—	263,167
Fergus McGovern (2)	2016	125,000	99,834	(1)	—	—	—	—	224,834
Michael S. Sitrick	2016	145,833	99,834	(1)	—	—	—	—	245,667
Alexander Shoghi	2016	87,500	99,834	(1)	—	—	—	—	187,334
Michael J. Gross (3)	2016	15,205	20,320	(4)	—	—	—	—	35,525

(1) The value of the shares was determined by taking the product of (a) 12,542 shares of restricted stock multiplied by (b) $7.96, the last sales price of our common stock on December 31, 2015, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2017.

(2) Mr. McGovern died on February 27, 2016.

(3) Mr. Gross was appointed to the board on October 19, 2016.

(4) The value of the shares was determined by taking the product of (a) 2,463 shares of restricted stock multiplied by (b) $8.25, the last sales price of our common stock on October 18, 2016, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2017.

Employment Agreements and Termination of Employment Arrangements

In March 2003, we amended and restated our employment agreement with Mr. Berman and we entered into a new amended and restated agreement with Mr. Berman on November 11, 2010. We entered into a new employment agreement with Mr. Bennett on October 31, 2011. We entered into an emended employment agreement with Mr. McGrath on August 23, 2011 when he became our Chief Operating Officer.

On November 11, 2010, we entered into a second amended and restated employment agreement with Stephen Berman, our President, Chief Executive Officer and Chief Operating Officer. This agreement extended the term of the 2003 agreement to December 31, 2015 from its current termination date of December 31, 2010. The new amended and restated agreement also provides, among other things, new provisions for (i) an annual salary of $1,140,000 in 2011 and annual increases thereafter at the discretion of the Board but no less than $25,000; (ii) an annual restricted stock award of $500,000 of our common stock commencing January 1, 2011, subject to vesting in equal installments through January 1, 2017, except that the vesting of each annual $500,000 award is conditioned on EPS (defined as our net income per share of our common stock, calculated on a fully diluted basis) for the fiscal year in which the shares are issued being equal to minimum EPS as follows: $1.41 for 2011, $1.45 for 2012, $1.49 for 2013, $1.54 for 2014, and $1.59 for 2015. If the minimum EPS vesting condition for the first tranche is not met, then the $500,000 grant lapses, but if the vesting condition is satisfied for the first tranche of the $500,000 grant, then each subsequent tranche of the $500,000 grant will vest; (iii) an annual performance bonus as follows: (x) 2010 bonus (previously established in March 2010) remains unchanged except that 20% of the bonus will be paid in restricted stock which will vest in six equal annual installments of 14.5% of the number of shares, the first on the date in 2011 that the bonus is determined to have been earned, and a seventh and final installment of 13% of the shares on January 1, 2017, and (y) for years commencing January 1, 2011, an amount equal to up to 200% of base salary, to be paid in stock and cash (20-40% in stock, in the percentages set forth on Exhibit E to the agreement), bonus criteria using “Adjusted” EPS growth (as defined in the agreement) to be determined by our Compensation Committee in the first quarter of each fiscal year, except that Adjusted EPS criteria (but not vesting) for 2011 shall range from $1.37 - $1.78 as stated in Exhibit D to the agreement, and shares will vest in equal annual installments commencing with the date the Bonus for a fiscal year is determined to have been earned and thereafter on January 1 in each subsequent year until the final installment on January 1, 2017, and (z) an additional bonus equal to 100% of base salary to be paid entirely in restricted stock; the criteria and vesting schedules to be determined by our Compensation Committee in the first fiscal quarter of each year, using criteria to be selected by such Committee which are in its discretion such as grown in net sales, return on invested capital, growth in free cash flow, total shareholder return (or any combination); (iv) restrictions on sale of our securities such that he cannot sell any shares of our common stock if his shares remaining after a sale are not equal to at least three times his then base salary; (v) life insurance in the amount of $1.5 million; (vi) severance if we terminate the agreement without cause (as defined in the agreement) or Mr. Berman terminates it for Good Reason (as defined in the agreement), in an amount equal to the base salary at termination date multiplied by the number of years and partial years remaining in the term; and (vii) restrictive covenants, change of control provisions and our ownership of certain intellectual property.

On October 19, 2011, we clarified our employment agreement with Mr. Berman and entered into a letter amendment dated October 20, 2011. The clarification corrects and clarifies certain cross references relating to Mr. Berman’s entitlement to severance upon a qualifying termination following a change of control (as defined in his employment agreement). It also clarifies that a material change in the nature and/or scope of the duties, obligations, rights or powers of his employment under the agreement would be deemed to include his ceasing to be the Chief Executive Officer and President of a publicly traded company (one of the standards for determining whether Mr. Berman has “good reason” to terminate his employment under his employment agreement), and further provides that Mr. Berman's post-change of control severance benefits shall be payable upon a qualifying termination of employment within a two year period following a change of control (the agreement originally provided for a one year period).

On September 21, 2012, in connection with our entry into agreements dated September 10, 2012 with NantWorks LLC to form DreamPlay Toys LLC and DreamPlay LLC, all Delaware limited liability companies, we entered into Amendment Number One to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2012 (as previously modified by the October 20, 2011 letter amendment); DreamPlay Toys LLC will develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD (iDream) image recognition technology and DreamPlay LLC’s business is the extension of such image recognition technology to non-toy consumer products and applications.

The following description modifies and supersedes, to the extent inconsistent with, the disclosure in the preceding paragraphs. The term of Mr. Berman’s employment agreement has been extended to December 31, 2018 and provides (i) that commencing on January 1, 2013 the amount of the annual restricted stock award shall increase to up to $3.5M, with the vesting of each annual grant to be determined by the Compensation Committee based upon performance criteria it establishes during the first quarter of the year of grant; (ii) commencing with 2013 Mr. Berman can earn an annual performance bonus described below. Part of the annual performance bonus in an amount not exceeding 300% of that year’s base salary can be earned based upon financial and non-financial factors determined annually by the Compensation Committee during the first quarter of each year. The other part of the additional annual performance bonus can be earned in an amount equal to one-half of the cash distributions we receive from DreamPlay LLC, subject to satisfaction of the following three conditions: (1) we have positive net income after deducting the aggregate annual performance bonus, (2) the aggregate annual performance bonus cannot exceed 2.9% of our net income for such year except that if our net income exceeds $385,000 for the year the percentage limitation shall be reduced to 1% and if our net income for the year exceeds $770,000 the percentage limitation is reduced to 0.5% and (3) we have received an aggregate of at least $15 million of net income from DreamPlay Toys LLC and DreamPlay LLC. The amendment also provides (i) that the portion of the annual performance bonus up to an amount equal to 200% of that year’s base salary shall be paid in cash, and any excess over 200% of such base salary shall be paid in shares of restricted stock vesting in equal quarterly installments with the initial installment vesting upon grant and the balance over three years following the award date; (ii) for a life insurance policy of $5 million or such lesser amount we can obtain for an annual premium of up to $10,000; (iii) for the reimbursement of legal fees in negotiating this amendment of up to $25,000, (iv) that the full amount of the payments and benefits payable in the event of a Change in Control (as defined in the employment agreement) shall be paid, even if it triggers an excise tax imposed by the tax code if the net after-tax amount would still be greater than reducing the total payments and benefits to avoid such excise tax, and (vi) the term “Good Reason Event” has been expanded to include a change in the composition of our board of directors where the majority of the directors were not in office on September 15, 2012. This provision would have been triggered if management’s slate of nominee directors at our 2014 Annual Meeting were elected so prior to such Meeting, Mr. Berman waived such provision of his employment agreement with respect to the slate of nominees at such Meeting.  Mr. Berman waived the provision again following our 2015 Annual Meeting.

On June 7, 2016, we amended the employment agreement between us and Mr. Stephen G. Berman, our Chairman, CEO and President, and entered into Amendment Number Two to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2010 (the “Employment Agreement”). The terms of Mr. Berman’s Employment Agreement have been amended as follows: (i) extension of the term until December 31, 2020; (ii) increase of Mr. Berman’s Base Salary to $1,450,000.00 effective June 1, 2016, subject to annual increases thereafter as determined by the Compensation Committee, with annual minimum increases of $25,000.00 commencing January 1, 2017; (iii) modification of the performance and vesting standards for each $3.5 million Annual Restricted Stock Grant (“Annual Stock Grant”) provided for under Section 3(b) of the Employment Agreement, effective as of January 1, 2017, so that 40% ($1.4 million) of each Annual Stock Grant will be subject to time vesting in four equal annual installments over four years and 60% ($2.1 million) of each Annual Stock Grant will be subject to three year “cliff vesting” (i.e. payment is based upon performance at the close of the three year performance period), with vesting of each Annual Stock Grant determined by the following performance measures: (a) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (b) net revenue growth as compared to our peer group (weighted 25%) and (c) EBITDA growth as compared to our peer group (weighted 25%); (iv) modification of the performance measures for award of the Annual Performance Bonus equal to up to 300% of Base Salary (“Annual Bonus”) provided for under Section 3(d) of the Employment Agreement, effective as of January 1, 2017, so that the performance measures will be based only upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year; and (v) provision of health and dental insurance coverage for Mr. Berman’s children in the event of his death during the term of the Employment Agreement.

On August 23, 2011, we entered into an amended employment agreement with John J. (Jack) McGrath whereby he became our Chief Operating Officer. The amended employment agreement, which ran through December 31, 2013, provided for an annual salary of $600,000; an annual increase over the prior year’s base salary of at least $15,000; an annual award of $75,000 of restricted stock, subject to vesting in equal installments over three years, provided, however, that the initial vesting of the first installment of each year’s award is conditioned on “Adjusted” EPS (as defined in the amended agreement) for the fiscal year in which the shares are issued being equal to minimum “Adjusted” EPS as follows: 2011 vesting condition: greater of $1.41 or 3% higher than 2010 “Adjusted” EPS; 2012 vesting: greater of $1.45 or 3% higher than 2011“Adjusted” EPS; and 2013 vesting condition: greater of $1.49 or 3% higher than “Adjusted” 2012 EPS. The amended agreement also provides for an annual bonus opportunity of up to 125% of salary payable 50% in cash and 50% in restricted stock (with a four year vesting) based upon “Adjusted” EPS growth. Bonus targets for 2011 range from $1.37 -$1.78. Commencing in 2012 the bonus targets are to be set by the Compensation Committee.

On May 15, 2013, we entered a Second Amendment to Mr. John a/k/a Jack McGrath’s Employment Agreement dated March 4, 2010 (effective January 1, 2010), as previously amended on August 23, 2011. Mr. McGrath’s employment agreement has been amended as follows: (i) the term has been extended by two years to December 31, 2015; (ii) it provides for two annual grants of $75,000 worth of restricted shares of common stock of the Company (A) the first such grant to be made on January 1, 2014, which grant shall vest in three annual equal installments as set forth on Exhibit B to the amendment, provided that Adjusted EPS (as defined in the employment agreement) for the 2014 fiscal year is equal to the greater of $1.05 or an amount that is 3% higher than the actual Adjusted EPS for the 2014 fiscal year; (B) the second grant to be made on January 1, 2015, which grant shall vest in two annual equal installments as set forth on Exhibit B to the amendment, provided that Adjusted EPS for the 2015 fiscal year is equal to the greater of $2.10 or an amount that is 3% higher than the actual Adjusted EPS for the 2015 fiscal year; and (iii) in each of 2014 and 2015 Mr. McGrath can earn an annual performance bonus of up to 125% of his then base salary based upon such financial (e.g., growth in EPS, return on equity, growth in the Common Stock price) and non-financial (e.g., organic growth, personnel development) factors determined annually by the Compensation Committee of the Board of Directors during the first quarter of the relevant calendar year for which the annual performance bonus criteria are being established; one-half of such bonus shall be paid in cash, and one-half in shares of restricted common stock, which shall vest in two equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date (as defined in the employment agreement) and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2017.  On June 11, 2016, we extended Mr. McGrath’s employment agreement through December 31, 2017.

On September 29, 2016, we entered into a Fourth Amendment to the employment agreement between us and Mr. John a/k/a Jack McGrath, our Chief Operating Officer, dated March 4, 2010 (which was effective January 1, 2010) (the “Employment Agreement”). The terms of Mr. McGrath’s Employment Agreement were amended as follows: (i) extension of the term until December 31, 2020; (ii) modification of the performance and vesting standards for each Annual Restricted Stock Grant (“Annual Stock Grant”) provided for under Section 3(d) of the Employment Agreement, effective as of January 1, 2017, as follows: each Annual Stock Grant will be equal to $1 million, and 40% ($0.4 million) of each Annual Stock Grant will be subject to time vesting in four equal annual installments over four years, and 60% ($0.6 million) of each Annual Stock Grant will be subject to three year “cliff vesting” (i.e. vesting is based upon satisfaction of the performance measures at the close of the three year performance period), determined by the following performance measures: (A) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (B) net revenue growth as compared to our peer group (weighted 25%) and (C) growth in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as compared to our peer group (weighted 25%); and (iii) modification of the Annual Performance Bonus (“Annual Bonus”) provided for under Section 3(e) of the Employment Agreement, effective as of January 1, 2017, as follows: the Annual Bonus will be equal to up to 125% of Base Salary, and the actual amount will be determined by performance measures based upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year, and payable in cash (up to 100% of Base Salary) and shares of our common stock (any excess over 100% of Base Salary) with the shares of stock vesting over three years in equal quarterly installments.

On October 21, 2011, we entered into an employment agreement with Joel M. Bennett, the Company’s Executive Vice President and Chief Financial Officer, with a term ending on December 31, 2013. Pursuant to the new agreement, Mr. Bennett is entitled to an annual base salary of $420,000, to be increased annually by at least $15,000 over the prior year’s base salary, and will be eligible at the discretion of the Compensation Committee to receive bonuses or other compensation in the form of cash or equity-based awards upon the achievement of performance goals determined by the Board or the Compensation Committee. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason,” in each case other than within two years following a “change in control” (each as defined in the agreement), Mr. Bennett would be entitled to receive, in addition to accrued benefits, cash severance equal to the amount of base salary payable for the remainder of his term and continuation of his medical, hospitalization and dental insurance through the remainder of his term. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason” within two years following a “change of control,” Mr. Bennett would be entitled to receive, in addition to accrued benefits, severance equal to the higher of two times his annual base salary and his base salary payable for the remainder of his term.

On February 18, 2014, we entered into a Continuation and Extension of Term of Employment Agreement with respect to Mr. Joel M. Bennett’s Employment Agreement dated October 21, 2011 such that it is deemed to have been renewed and continued from January 1, 2014 without interruption and it was extended through December 31, 2015.  On June 11, 2016, we extended Mr. Bennett’s employment agreement through December 31, 2017.

The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are incorporated herein by reference.

On October 19, 2011, our Board of Directors approved the material terms of and adoption of our Company’s Change in Control Severance Plan (the “Severance Plan”), which applies to certain of our key employees. None of our named executive officers participate in the Severance Plan. The Severance Plan provides that if, within the two year period immediately following the “change in control” date (as defined in the Severance Plan), a participant has a qualifying termination of employment, the participant will be entitled to severance equal to a multiple of monthly base salary, which multiple is the greater of (i) the number of months remaining in the participant’s term of employment under his or her employment agreement and (ii) a number ranging between 12 and 18; accelerated vesting of all unvested equity awards; and continued health care coverage for the number of months equal to the multiple used to determine the severance payment.

Employee Benefits Plan

We sponsor for our U.S. employees (including the Named Officers), a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Plan provided that employees may defer up to 50% of their annual compensation subject to annual dollar limitations, and that we will make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation. Company matching contributions, which vest immediately, totaled $2.1 million, $2.2 million and $2.5 million for 2014, 2015 and 2016, respectively.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

RATIFICATION AND APPROVAL OF THE 2017 AMENDMENT

TO OUR 2002 STOCK AWARD AND INCENTIVE PLAN

(Proposal No. 2)

On November 9, 2017, our Board of Directors unanimously adopted an amendment (the “2016 Amendment”) to our 2002 Stock Award and Incentive Plan (the “2002 Plan”) which, if approved by our stockholders, would increase the number of shares of our common stock available under the 2002 Plan to 12,425,000 shares from the 9,925,000 shares currently provided for under the 2002 Plan, an increase of 2,500,000 shares, or less than 10% of our outstanding number of shares. The full text of the 2017 Amendment is presented in Appendix A to this proxy statement and a full copy of the 2002 Plan is included in the materials prepared for the shareholders for this meeting.

All of our employees (including our executive officers) and our non-employee directors are eligible to receive awards under the 2002 Plan and our Board of Directors grants awards under the 2002 Plan to our employees from time to time. Messrs. Berman and McGrath are entitled to receive awards from the 2002 Plan pursuant to the terms of their employment agreements, as otherwise disclosed herein (see “ Employment Agreements and Termination of Employment Arrangements ”) and we currently also issue stock, on an annual basis, worth $100,000, to each of our non-employee directors, as compensation. At a price of $2.70 per share this would result in the issuance on January 1, 2018 of an aggregate of 185,186 shares to our anticipated five non-employee directors. Other than the awards to Messrs. Berman and McGrath mandated by their employment agreements, our Board of Directors has complete discretion on the issuance of any awards under the 2002 Plan. With respect to the awards to Messrs. Berman and McGrath, as described herein (see “Employment Agreements and Termination of Employment Arrangements”), the Compensation Committee has discretion to select the performance target for each performance goal. The performance goals, as disclosed above, consist of various metrics including, net revenues, EBITDA, total shareholder returns, net revenue growth, and EBITDA growth. While we currently compensate our non-employee directors as described above, this policy is subject to change from time-to-time at the Board’s discretion. Even if the current Board compensation policy remains unchanged, since the compensation is tied to the market price of our stock, we cannot predict how many shares we will issue to each director in any given year.

The 2017 Amendment will not become effective unless it is ratified and approved by the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. We do not expect to have sufficient shares available in the plan to issue in 2018 to Messrs. Berman and McGrath pursuant to the terms of their employment agreements and to our non-employee directors.

General

In 2002 the Board of Directors adopted, subject to stockholder approval, which was received, the 2002 Stock Award and Incentive Plan (the “2002 Plan”). With the approval of stockholders, the 2002 Plan was amended in 2007 and again in 2013 and 2016. We now seek to amend it again as described below.

Reasons for Stockholder Approval

The Board and Compensation Committee seek stockholder approval of an amendment to the 2002 Plan to increase the amount of shares covered by the 2002 Plan in order to allow us to meet our commitment, both contractual and otherwise, to our executive officers and non-employee board members and to have shares available as incentive awards to other employees. While approval of the amendment could result in the issuance of additional causing greater dilution, our Board of Directors believes that the 2002 Plan continues to provide an important mechanism enabling the Company to attract, retain and motivate employees. Accordingly, our Board of Directors has determined that it would be appropriate to increase the number of shares available for issuance upon the grant of awards under the 2002 Plan to 12,425,000 shares in order to allow for additional grants of incentive awards.

Description of the 2002 Plan

The following is a brief description of the material features of the 2002 Plan, as amended to date. This description is qualified in its entirety by reference to the full text of the Plan, a copy of which is included in the package of annual meeting materials prepared for the stockholders. The actual amendment of the 2002 Plan is attached to this Proxy Statement as Appendix A.

Shares Available and Award Limitations. Under the 2002 Plan, the number of shares of common stock currently reserved and available for awards is 9,925,000. As discussed below, this number is subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events. A total of 1,405,137 shares remain available under the 2002 Plan. Accordingly, if stockholders approve the proposed amendments to the 2002 Plan, the total number of shares available would be 3,905,137, which number may be increased if any outstanding awards are forfeited because performance targets are not met. Any shares of stock delivered under the 2002 Plan shall consist of authorized and unissued shares or treasury shares.

Shares subject to forfeited or expired Awards or to Awards settled in cash or otherwise terminated without issuance of shares to the participant, and shares withheld by or surrendered to us to satisfy withholding tax obligations or in payment of the exercise price of an Award, will be deemed to be available for new Awards under the 2002 Plan. Under the 2002 Plan, shares subject to an Award granted in substitution for an award of a company or business acquired by us or a subsidiary will not count against the number of shares reserved and available. Shares delivered under the 2002 Plan may be either newly issued or treasury shares. On November 6, 2017, the last reported sale price of our common stock by Nasdaq was $2.70 per share.

In addition, the 2002 Plan includes a limitation on the amount of Awards that may be granted to any one participant in a given year to qualify Awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no Participant may in any year be granted share-denominated Awards under the 2002 Plan relating to more than his or her “Annual Limit” for each type of Award. The Annual Limit equals 1,000,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. For purposes of this limitation, options, SARs, restricted stock, deferred stock, and other stock-based awards are each considered separate types of awards for purposes of the Annual Limit. In the case of Awards not relating to shares in a way in which the share limitation can apply, no Participant may be granted Awards authorizing the earning during any year of an amount that exceeds the Participant’s Annual Limit, which for this purpose equals $5,000,000 plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year. The Annual Limit for non-share-based Awards is separate from the Annual Limit for each type of share-based Award.

Adjustments to the number and kind of shares subject to the share limitations and specified in the Annual Limits are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to Awards intended to qualify, as “performance-based” generally must conform to requirements under Section 162(m).

Eligibility. Our and our subsidiaries’ executive officers and other employees and non-employee directors, consultants and others who provide substantial services to us and our subsidiaries, are eligible to be granted Awards under the 2002 Plan. In addition, any person who has been offered employment by us or one of our subsidiaries may be granted Awards, but such prospective employee may not receive any payment or exercise any right relating to the Award until he or she has commenced employment. At present, approximately 830 persons are eligible for Awards under the 2002 Plan.

Administration. The 2002 Plan is administered by the Committee, except that the Board may appoint any other committee to administer the 2002 Plan or may itself act to administer the 2002 Plan. The Board must perform the functions of the Committee for purposes of granting Awards to non-employee directors. (References to the “Committee” below mean the committee or the full Board exercising authority with respect to a given Award.) The Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2002 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2002 Plan. Nothing in the 2002 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to any Participant, including executive officers. The 2002 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2002 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of an option and the grant price of an SAR is determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events, generally are fixed by the Committee, subject to a restriction that no ISO, or SAR in tandem therewith, may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares or other property (possibly including notes or obligations to make payment on a deferred basis, or through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs granted under the 2002 Plan may include “limited SARs” exercisable for a stated period of time following a “Change in Control”, as discussed below. There are currently no outstanding stock options or SARs.

Restricted and Deferred Stock. The Committee is authorized to make Awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An Award of restricted stock entitles the participant to all of the rights of a stockholder of ours, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the Award in the event of termination of employment under certain circumstances prior to the end of a specified restricted period (which need not be the same as the deferral period). Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

Other Stock-Based Awards, Bonus Shares, and Awards in lieu of Cash Obligations. The 2002 Plan authorizes the Committee to grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares. The Committee will determine the terms and conditions of such Awards, including the consideration to be paid to exercise Awards in the nature of purchase rights, the periods during which Awards will be outstanding, and any forfeiture conditions and restrictions on Awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of our obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

Performance-Based Awards. The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of Awards being granted or becoming exercisable or settleable under the 2002 Plan, or as a condition to accelerating the timing of such events. If so determined by the Committee, to avoid the limitations on deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance Awards to named executive officers will be selected from among the following: (1) growth in revenues or assets; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit; (8) operating margin or gross margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting environmental or safety standards, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2002 Plan. The Committee may set the levels of performance required in connection with performance Awards as fixed amounts, goals relative to performance in prior periods, as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Committee may determine.

Annual Incentive Awards. The Committee is authorized to grant annual incentive awards, which can be settled in cash or in shares upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The performance objectives will be one or more of the performance objectives available for other performance awards under the 2002 Plan, as described in the preceding paragraph. As discussed above, annual incentive awards granted to named executive officers may be intended as “performance-based compensation” not subject to the limitation on deductibility under Section 162(m). The Committee generally must establish the performance objectives, the corresponding amounts payable (subject to per-person limits), other terms of settlement, and all other terms of such awards not later than 90 days after the beginning of the fiscal year.

Other Terms of Awards. Awards may be settled in cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2002 Plan. The Committee may condition Awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the participant) to satisfy tax obligations. Awards granted under the 2002 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

Awards under the 2002 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in substitution for, exchange for or as a buyout of other Awards under the 2002 Plan, awards under our other plans, or other rights to payment from us, and may exchange or buyout outstanding Awards for cash or other property. The Committee also may grant Awards in addition to and in tandem with other Awards, awards, or rights as well. In granting a new Award, the Committee may determine that the in-the-money value of any surrendered Award may be applied to reduce the exercise price of any option, grant price of any SAR, or purchase price of any other Award.

Vesting, Forfeitures, and Acceleration Thereof. The Committee may, in its discretion determine the vesting schedule of options and other Awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of options and similar Awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award. In addition, the 2002 Plan provides that, unless otherwise provided by the Committee in writing at the time of the Award, in the event of a Change in Control of the Company, most outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group becomes a beneficial owner of 30% or more of the voting power of our voting securities, (ii) a change in the Board’s membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board in any period of less than two years, (iii) certain mergers or consolidations substantially reducing the percentage of voting power held by shareholders prior to such transactions, and (iv) shareholder approval of a sale or liquidation of all or substantially all of our assets.

Automatic Grants of Options to Non-Employee Directors. Our non-employee directors are currently compensated by delivery of an amount of shares with a value equal to $100,000.

Amendment and Termination of the 2002 Plan. The Board may amend, alter, suspend, discontinue, or terminate the 2002 Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. The Board may, in its discretion, submit other amendments to stockholders for approval. Under these provisions, stockholder approval will not necessarily be required for amendments, which might increase the cost of the 2002 Plan or broaden eligibility. Unless earlier terminated, the 2002 Plan will terminate at such time that no shares reserved under the Plan remain available and we have no further rights or obligations with respect to any outstanding Award.

Federal Income Tax Implications of the 2002 Plan

The following is a brief description of the federal income tax consequences generally arising with respect to Awards that may be granted under the 2002 Plan. The grant of an option (including a stock-based award in the nature of a purchase right) or an SAR will create no federal income tax consequences for the participant or us. A participant will not have taxable income upon exercising an option, which is an ISO (except that the alternative minimum tax may apply). Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares (generally, the tax “basis” is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. We generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

With respect to other Awards granted under the 2002 Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Except as discussed below, we generally will be entitled to a deduction for the same amount. With respect to Awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. Except as discussed below, we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares (e.g., restricted stock) or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2002 Plan, options granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and Awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the 2002 Plan will be fully deductible under all circumstances. In addition, other Awards under the 2002 Plan generally will not so qualify, so that compensation paid to certain executives in connection with such Awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, be subject to the tax deductibility limitation of Section 162(m). In addition, compensation may be paid to executives outside of the 2002 Plan or which may exceed the Annual Limit which also may result in limited deductibility.

The foregoing provides only a general description of the application of federal income tax laws to certain types of Awards under the 2002 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2002 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2002 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

The following table shows the number of shares of our common stock that we expect to grant under the 2002 Plan during 2018.

2002 STOCK AWARD AND INCENTIVE PLAN

Name and Current Position	Number of Shares		Dollar Value
Stephen G. Berman, Chairman, CEO, President, Secretary	1,296,297	(1)	$3,500,000	(1)
John J. (Jack) McGrath, COO	370,370	(1)	$1,000,000	(1)
Executive Group	1,333,334	(1)	$3,600,000	(1)
Non-Executive Director Group	185,1860	(2)	$500,000	(2)
Non-Executive Officer Employee Group		(3)		$(3)

(1)	The shares issued to the Executive Group (i.e., Messrs. Berman and McGrath) will be issued pursuant to the terms of their respective employment agreements which mandate the issuance of $3.5 million worth of shares and $1,000,000 worth of shares, respectively, for 2018. The dollar value of the shares will fluctuate based on the market price of our common stock. For purposes of this disclosure, we have calculated the dollar value by multiplying the closing price of our common stock on November 6, 2017 ($2.70) by the number of shares to be granted.

(2)	The shares issued to the Non-Executive Director Group (currently comprised of our five non-employee directors) assumes that we will maintain during 2018, our current policy of compensating each of our non-employee directors annually with $100,000 worth of our common stock. Based on that assumption the number of shares that may be awarded to our non-employee directors will fluctuate based on the market price of our common stock. For purposes of this disclosure also, we have calculated the number of shares that may be awarded based on the closing price of our common stock on November 6, 2017 ($2.70).

(3)	Awards under the 2002 Plan to all other employees is solely within the discretion of our Board of Directors and cannot be determined at this time.

Equity Compensation Plan Information

The table below sets forth the following information as of the year ended December 31, 2016 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders, if any:

(a)  the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)  the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)  other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued upon release of restricted stock, Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a & b)) (c)
Equity compensation plans approved by security holders	―	$	―	2,378,630
Equity compensation plans not approved by security holders	―		―	―
Total	―	$	―	2,378,630

Equity compensation plans approved by our stockholders consists of the 2002 Stock Award and Incentive Plan. An additional 1.4 million shares were added to the number of total issuable shares under the Plan and approved by the Board and the shareholders in 2013 and an additional 2 million shares were added in 2016. Additionally, 196,453 shares of restricted stock awards remained unvested as of December 31, 2016. Disclosures with respect to equity issuable to certain of our executive officers pursuant to the terms of their employment agreements are disclosed above.

TO APPROVE A TRANSACTION WHICH COULD RESULT

IN THE ISSUANCE OF AN AMOUNT OF OUR

COMMON STOCK IN EXCESS OF 19.9%

(Proposal No. 3)

On November 7, 2017 we entered into an Exchange Agreement (the “Exchange Agreement”) with Oasis Investments II Master Fund Ltd. (“Oasis”), which provides for the exchange of $21,550,000 of our existing 4.25% Convertible Senior Notes due 2018 owned by Oasis for a Convertible Note due November 1, 2020 with an equal face value (the “Note”). Interest on the Note, payable on each May 1 and November 1 until maturity, is at an annual rate of 3.25% if paid in cash and 5% if paid in stock.

Under NASDAQ rules, a company may not issue, or enter into an arrangement whereby it could possibly issue, an amount of shares which will be (i) greater than 19.9% of the pre-issuance or pre-arrangement number of issued and outstanding shares of common stock for less than the greater of book or market value of the stock, in connection with a transaction other than a public offering or (ii) would result in a shareholder owning more than 19.9% of issued and outstanding stock. Inasmuch as the conversion feature of the Note could result in the issuance over time of an aggregate of more than 19.9% of our issued and outstanding stock to Oasis, we are hereby seeking shareholder approval to potentially issue more than 19.9% of our currently issued and outstanding shares to Oasis pursuant to the terms of the Note. Until shareholder approval is obtained (which approval we are obligated to seek pursuant to the terms of the Exchange Agreement), limitations are in place will prevent us from issuing to Oasis more than 19.9% of our pre-closing number of issued and outstanding shares.

The Note provides, among other things, that the initial conversion price is $3.05. The conversion price will be reset on November 1, 2018 and November 1, 2019 (each, a “reset date”) to a price equal to 105% above the 5-day VWAP preceding the reset date, provided however that if the conversion price resulting from such reset is lower than 90 percent of the average VWAP (volume weighted average price) during the 90 calendar days preceding the reset date, then the reset price shall be the 30-day VWAP preceding the reset date. Under no circumstances shall the reset result in a conversion price below the greater of the closing price on the reset date or 30% of the stock price at the date of the initial closing and will not be greater than the conversion price in effect immediately before such reset. In the event the reset price is less than 90% of the initial conversion price, Oasis may only convert the Note if the closing market price of our common stock is above 110% of the reset price. We may trigger a mandatory conversion of the Note if the market price exceeds 150% of the then conversion price for 20 consecutive days and may redeem the Note in cash if a person acquires shares of our common stock and as a result owns at least 49% of our issued and outstanding common stock, and Oasis may require repayment of the Note upon the occurrence of certain fundamental changes, as such term is defined in the Note.

The Note also provides that (i) it is nontransferable for 12 months, (ii) until November 1, 2018 we may not issue any convertible securities unless our stock price exceeds $6.00 for 20 consecutive trading days, and (iii) in the event we repurchase our outstanding convertible notes due in 2018 and 2020 for cash and/or stock, the stock component is limited to the amount of stock equal to the noteholder’s short position.

Another limitation will limit Oasis’ ability to submit for conversion any part of the Note if the potential number of shares of our stock issuable upon such conversion of the Note which, when added to all other shares of our stock deemed to be beneficially owned by Oasis, would result in their ownership of more than 9.99% of our issued and outstanding stock. We have the discretion to repay the Note and accrued interest thereon in stock, in cash and/or in a combination thereof, provided that any payment in stock is contingent upon the satisfaction of certain equity conditions.

Pursuant to the terms of a Registration Rights Agreement with Oasis entered into concurrently with the Purchase Agreement and the Note, we also agreed to provide Oasis with customary registration rights with respect to any potential shares we determine to issue pursuant to the terms of the Note.

One of our directors, Alex Shoghi, is a portfolio manager at a fund related to Oasis.

The foregoing description of the Note is qualified in its entirety by reference to the actual Note, a copy of which has been previously filed (along with the Exchange Agreement and Registration Rights Agreement) as exhibits to a Current Report on Form 8-K we filed with the Securities and Exchange Commission on November 8, 2017 and is available online and at the Security and Exchange Commission’s office at no cost and can also be obtained at no cost from the Company as described below under ”Other Matters”.

Management recommends a vote “FOR” this resolution as it believes that, even though it could lead to greater dilution, it provides us with greater flexibility in addressing repayment of our current debt.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 4)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of BDO USA, LLP as our principal independent auditors for the fiscal year ending December 31, 2016, subject to ratification by the stockholders. BDO USA, LLP has been our independent auditors since June 2006.

If the appointment of BDO USA, LLP is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Before our principal accountant is engaged by us to render audit or non-audit services, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees of BDO USA, LLP, our principal accountant, for the two years ended December 31, 2016, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):

	2015	2016
Audit Fees	$1,209,590	$1,215,000
Audit Related Fees	33,961	48,440
Tax Fees	8,350	7,555
All Other Fees	—	866
	$1,251,901	$1,271,861

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. These fees primarily relate to statutory audit requirements and audits of employee benefit plans.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy and review of foreign tax filings.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a filing.

Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and our system of internal control over financial reporting.

The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board auditing standard AU 380, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm's independence, including a review of audit and non-audit fees and the written disclosures and letter from BDO USA, LLP to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the period ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee

Rex Poulsen (Chairman), Michael S. Sitrick, Alexander Shoghi, Michael J. Gross

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION

(Proposal No. 5)

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as "say on pay") on the compensation of the executive officers named in the "Summary Compensation Table" above (collectively, the "named executive officers"). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders advise that they approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance. Please see the “Compensation Discussion and Analysis” and the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 6)

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote on how often we should include an advisory vote on our executive compensation (or "say on pay") in our proxy materials for future annual meetings of our stockholders or any other meetings of our stockholders at which directors are elected. You may vote to hold such an advisory vote every year, every two years or every three years, or may abstain from voting. After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and, therefore, recommends that you vote for the choice of "every year" for future advisory votes on our executive compensation.

We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company's practice of having all directors elected annually) and our executive compensation philosophy, policies and practices. However, shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because we have a multi-year employment agreement with our chief executive officer which specifies many of the elements of his compensation, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of shareholders.

STOCKHOLDERS PROPOSALS FOR 2018 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2018 at our principal executive offices on or before July 11, 2018. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before September 22, 2018. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and financial statement schedules as well as the Note referred to in Proposal 3. Anyone requesting such documents shall submit the request in writing to: JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, CA 90405, Attn.: Joel M. Bennett, Chief Financial Officer.

By Order of the Board of Directors,
Stephen G. Berman,
Secretary
November 27, 2017

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL

ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO

ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR

SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

2017 AMENDMENT TO 2002 STOCK AWARD

AND INCENTIVE PLAN OF JAKKS PACIFIC, INC.

The 2002 Stock Award and Incentive Plan is hereby amended as follows:

1.	Capitalized terms are used herein as defined in the 2002 Stock Award and Incentive Plan of JAKKS Pacific, Inc.

2.	Section 4(a) of the 2002 Stock Award and Incentive Plan is amended and restated in its entirety as follows:

4(a) Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 12,425,000, of which not more than 6,025,000 shares may be granted with respect to ISOs.

3.	This 2017 Amendment to the 2002 Stock Award and Incentive Plan was adopted by the Board on November 9, 2017, but shall become effective only if and as of the date on which it is ratified and approved by the Company's stockholders in accordance with Section 11(e) thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1
1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Stephen G. Berman 02 Murray L. Skala 03 Rex H. Poulsen 04 Michael S. Sitrick 05 Michael J. Gross
06 Alexander Shoghi 07 Zhao Xiaoqiang

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. Approval of amendment to the Company's 2002 Stock Award and Incentive Plan.	☐	☐	☐
3. Approval of a transaction which could result in the issuance of an amount of common stock in excess of 19.9%.	☐	☐	☐
4. Approval of appointment of the firm of BDO USA, LLP as the Company's auditors.	☐	☐	☐
5. Advisory approval of the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 6.

	1 year	2 years	3 years	Abstain
6. Advisory determination of frequency of advisory votes on executive compensation.	☐	☐	☐	☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000347609_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, 2002 Stock Award & Incentive Plan, Senior Convertible Note due 2020 are available at www.proxyvote.com

JAKKS PACIFIC, INC. Annual Meeting of Stockholders December 22, 2017 8:00 AM PST
This Proxy is Solicited by the Board of Directors

Proxy for Annual Meeting of Stockholders to be held December 22, 2017

JAKKS Pacific, Inc.

Know all men by these presents, that the undersigned hereby constitutes and appoints Stephen G. Berman and Joel M. Bennett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of common stock of JAKKS Pacific, Inc., standing in the name of the undersigned at the close of business on November 03, 2017, at the Annual Meeting of Stockholders of the Company to be held on December 22, 2017, at Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, at 8:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side.

This proxy is solicited by the Board of Directors of the Company.

Continued and to be signed on reverse side

0000347609_2 R1.0.1.17